Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH-QUARTER RESULTS

Company provides 2015 earnings-per-share guidance

in a range between $1.08 and $1.11

TAMPA, Fla. (Feb. 9, 2015) — TECO Energy, Inc. (NYSE:TE) today reported that fourth-quarter 2014 non-GAAP results from continuing operations were $45.0 million, or $0.19 on a per-share basis, compared with $37.7 million, or $0.18 on a per-share basis in 2013. The 2014 results exclude a $14.6 million consolidated state deferred tax balance adjustment related to the pending sale of TECO Coal, and $3.0 million of costs associated with the acquisition of New Mexico Gas Co. (NMGC). On a per share basis, the NMGC acquisition was approximately $0.03 accretive to fourth-quarter results.

Full-year 2014 non-GAAP results from continuing operations, which exclude the net impact of $6.7 million of consolidated state deferred tax balance adjustments and $16.6 million of costs associated with the integration and acquisition of NMGC, were $229.7 million, or $1.03 on a per-share basis, compared with $194.9 million, or $0.91 on a per-share basis in 2013. On a per share basis, these results reflect approximately $0.01 of accretion from the acquisition of NMGC.

TECO Energy President and Chief Executive Officer John Ramil said, “2014 was a watershed year for TECO Energy. Our Florida utilities achieved net income growth of more than 15%, and enjoyed customer growth well above national averages. We expanded our utility operations with our NMGC acquisition in September, and we’re benefiting from accretion from the acquisition earlier than we originally expected. We are committed to exiting the coal business, and continue to work with the purchaser to complete the sale this year. Upon closing, this action will complete our return to our utility foundation.”

Fourth-quarter 2014 GAAP net income was $10.8 million, or $0.04 per share, compared with $42.0 million, or $0.20 per share, in the fourth quarter of 2013. Net income from continuing operations was $27.4 million or $0.11 per share in the 2014 fourth quarter, compared with $35.4 million, or $0.17 per share, for the same period in 2013.

Full-year 2014 GAAP net income was $130.4 million, or $0.58 per share, compared with net income of $197.7 million, or $0.92 per share, in 2013. Net income from continuing operations was $206.4 million, or $0.92 per share, compared with $188.7 million, or $0.88 per share in 2013.

As a result of the previously announced agreement to sell TECO Coal (see the Discontinued Operations section later in this release), those operations were classified as discontinued operations in the third quarter of 2014.

The full-year $76.0 million loss in discontinued operations includes the operating results from TECO Coal, the impairment and valuation charges totaling $76.4 million and items related to the 2012 sale of TECO Guatemala (see the Discontinued Operations section later in this release).

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Non-GAAP Results

Non-GAAP results from continuing operations exclude transaction and integration costs associated with the acquisition of NMGC, and consolidated deferred tax balance adjustments related to the acquisition of NMGC and the pending sale of TECO Coal.

The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP table below are after tax.

	Results Comparisons
	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2014	2013	2014	2013
Net income	$10.8	$42.0	$130.4	$197.7
Discontinued operations	(16.6)	6.6	(76.0)	9.0

Net income from continuing operations	27.4	35.4	206.4	188.7
Charges and gains	17.6	2.3	23.3	6.2

Non-GAAP results from continuing operations	$45.0	$37.7	$229.7	$194.9

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

(millions)	3 months ended Dec. 31		12 months ended Dec. 31
Net Income Summary	2014	2013	2014	2013
Tampa Electric	$37.4	$39.8	$224.5	$190.9
Peoples Gas System	8.9	7.6	35.8	34.7
New Mexico Gas Co.(1)	11.4	—	10.5	—
Other (net)(2)	(30.3)	(12.0)	(64.4)	(36.9)

Net income from continuing operations	27.4	35.4	206.4	188.7
Discontinued operations (3)	(16.6)	6.6	(76.0)	9.0

Total net income attributable to TECO Energy	$10.8	$42.0	$130.4	$197.7

(1)	The 12-months-ended Dec. 31 period reflects the four months of actual results post-closing.
(2)	The Other segment (net) includes transaction and integration costs associated with the acquisition of NMGC and net consolidated deferred tax balance adjustments related to the acquisition of NMGC and the pending sale of TECO Coal.
(3)	In the three- and 12-months ended 2014 periods, discontinued operations include the operating

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results at TECO Coal, and the impairment charges and negative valuation allowances for Kentucky tax benefits, a consolidated tax benefit recorded in the Other segment, and a benefit related to the 2012 sale of TECO Guatemala.

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric’s net income for the fourth quarter of 2014 was $37.4 million, compared with $39.8 million for the same period in 2013. While fourth quarter results in 2014 reflect customer growth and one additional month of higher rates from the rate case settlement effective Nov. 1, 2013, energy sales were lower due to milder weather, and results included three months of lower software amortization expense compared to a full 12-month benefit of $4 million recognized in 2013’s fourth quarter. Results also reflect $0.6 million lower earnings on assets recovered through the Environmental Cost Recovery Clause (ECRC) due to a lower current weighted average cost of capital, which includes the lower return on equity (ROE) from the 2013 rate case settlement. Results reflected lower operations and maintenance expenses and slightly higher interest expense from higher long-term debt balances. Fourth-quarter net income in 2014 included $3.2 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $2.0 million in the 2013 quarter.

Total degree days in Tampa Electric’s service area in the fourth quarter of 2014 were 10% below normal and 12% below the 2013 period. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, decreased 2.8% in the fourth quarter of 2014 compared with the same period in 2013, driven by milder weather partially offset by 1.6% customer growth. In the 2014 period, pretax base revenues were essentially unchanged from 2013, as lower energy sales were offset by approximately $7 million of higher pretax base revenue as a result of the 2013 rate case settlement. Sales to residential and commercial customers decreased primarily from the milder weather, while sales to non-phosphate industrial customers increased due to the improving economy. Sales to lower-margin industrial-phosphate customers were lower as self-generation by those customers increased. (The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period.)

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, was $2.0 million lower than in the 2013 quarter. These results reflect $3.9 million of higher cost to reliably serve customers and operate and maintain the system, which was more than offset by lower employee-related costs, due to the timing of the accrual of performance-based incentive compensation for all employees and lower pension expense. Depreciation and amortization expense increased $3.8 million in 2014, primarily as a result of normal additions to facilities to reliably serve customers, and the absence of the benefit to depreciation in the 2013 quarter discussed above.

Full-year net income was $224.5 million, compared with $190.9 million in 2013, driven primarily by the benefits from the 2013 rate case settlement, higher energy sales

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from 1.6% customer growth and a stronger economy, and lower operations and maintenance expense. Full-year net income in 2014 included $10.5 million of AFUDC equity, compared with $6.3 million in the 2013 period. These items were partially offset by higher depreciation expense, and $2.9 million lower earnings on assets recovered through the ECRC. Full-year total degree days in Tampa Electric’s service area were 4% below normal, and 3% below 2013. Pretax base revenue included almost $50 million of higher revenue as a result of the 2013 rate case settlement. In the 2014 full-year period, total net energy for load was 0.7% higher than in 2013, driven by customer growth.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, decreased $1.0 million in the 2014 full-year period reflecting lower employee-related costs, including pension expense, and the elimination of the storm damage reserve accrual, partially offset by higher costs to operate and maintain the system. Compared to the 2013 full-year period, depreciation and amortization expense increased $6.0 million, reflecting additions to facilities to serve customers.

Peoples Gas

Peoples Gas System reported net income of $8.9 million for the fourth quarter, compared with $7.6 million in 2013. Average customer growth was 2.3% in the quarter, which resulted in higher therm sales to residential customers helped by early winter weather. Sales to commercial and industrial customers increased as a result of the stronger Florida economy. Fourth-quarter results in 2014 reflected almost $1.3 million lower non-fuel operations and maintenance expense driven primarily by lower employee-related costs, which was affected by the timing of performance-based incentive compensation accruals for all employees based on achievement of financial results. The fourth quarter of 2013 reflected the full accrual of incentives, while in 2014 the accruals occurred in the third and fourth quarters. Depreciation and amortization increased $1.2 million due to normal additions to facilities to serve customers, and the absence of the benefit recorded in 2013 to change software amortization similar to Tampa Electric’s discussed above. Sales to power-generation customers decreased due to two power generators not operating.

Peoples Gas reported full year 2014 net income of $35.8 million, compared with $34.7 million in 2013. Results reflect a 1.9% higher average number of customers and higher therm sales to residential and commercial customers due to more-normal winter weather and improving economic conditions. Higher commercial sales volumes were also helped by an almost doubling of therms sold to compressed natural gas (CNG) vehicle fleets. Sales to power generation customers decreased due to the same reasons as in the fourth quarter, and off-system sales volumes decreased due to new entrants in the off-system sales market. Depreciation and amortization increased $1.6 million due to normal additions to facilities to serve customers. Non-fuel operations and maintenance expense was in line with 2013.

New Mexico Gas Co.

NMGC reported fourth quarter net income of $11.4 million. Fourth quarter heating degree days in New Mexico were 7% below normal, reflecting a late start to winter temperatures. Fourth quarter 2014 customer growth was 0.4%.

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Discontinued Operations

The fourth quarter 2014 loss in discontinued operations of $16.6 million consisted of the TECO Coal loss from operations described below and an additional $11.6 million impairment charge and related tax valuation adjustments related to the current market value of TECO Coal, and $0.2 million of costs recorded in the Other segment. Full-year discontinued operations resulted in a loss of $76.0 million comprised of the full-year operating results discussed below, the impairment charges and tax valuation allowances totaling $76.4 million, and net benefits of $6.0 million recorded in the Other segment, relating to taxes and the 2012 sale of TECO Guatemala.

The fourth-quarter loss from operations was $4.8 million on sales of 1.5 million tons, compared with net income of $6.7 million on similar volume sold in the same period in 2013. In 2014, fourth-quarter results reflect selling prices and costs associated with reductions in personnel and steps taken in advance of closing the sale of the company.

TECO Coal’s full-year loss from operations in 2014 was $5.6 million on sales of 5.5 million tons, compared with net income of $9.0 million on 5.8 million tons sold in the 2013 period. The 2014 full-year results reflect the same factors as the quarter.

Other (net)

The cost from continuing operations for Other net of eliminations in the fourth quarter of 2014 was $30.3 million, compared with a cost of $12.0 million in the same period in 2013. The non-GAAP cost from continuing operations in 2014 was $12.7 million, compared with a cost of $9.7 million in 2013. Non-GAAP costs in 2014 excluded a $14.6 million consolidated deferred income tax balance adjustment to reflect the pending sale of TECO Coal and $3.0 million of costs associated with the acquisition and integration of NMGC, compared with $2.3 million of NMGC-related costs in 2013. The higher non-GAAP costs in 2014 reflect $1.1 million of interest expense related to notes at New Mexico Gas Intermediate (NMGI), the parent of NMGC, and $1.0 million of interest expense previously allocated to TECO Coal.

The 2014 full-year cost from continuing operations was $64.4 million, compared with $36.9 million in the 2013 period. The non-GAAP cost from continuing operations was $41.1 million in 2014, which excludes $16.6 million of NMGC acquisition- and integration-related costs, and net consolidated state deferred tax balance adjustments of $6.7 million, compared with $30.7 million in 2013, which excluded $6.2 million of NMGC acquisition-related costs. The higher non-GAAP cost in 2014 reflects $1.4 million of NMGI interest expense, the fourth-quarter interest expense previously allocated to TECO Coal, $3.5 million of integration-related labor and other unallocated costs, and $3.1 million of tax items, including offsets at parent to tax benefits at Tampa Electric.

The segment data accompanying this earnings release presents Other and Eliminations as separate segments. The discussion above nets the two segments.

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2015 Guidance from Continuing Operations in a range between $1.08 and $1.11

TECO Energy expects to deliver earnings from continuing operations, excluding charges or gains, in a range between $1.08 and $1.11 in 2015, driven by the factors discussed below.

Tampa Electric expects to earn in the upper half of its allowed ROE range of 9.25% to 11.25%, driven by $7.5 million of higher base revenues that were effective Nov. 1, 2014 as a result of its September 2013 rate case settlement agreement, average customer growth trends in line with those experienced in 2014, and higher AFUDC. Retail energy sales to residential, commercial and non-phosphate industrial customers are expected to grow by almost 1.0%. Total retail sales are expected to be about 0.3% higher, as sales to lower-margin interruptible Industrial-Phosphate customers are expected to decline due to increased self-generation. These sales forecasts reflect the impact of improved lighting and appliance efficiency and customer energy conservation. Full-year operations and maintenance expenses are expected to be lower than 2014 as lower employee-related costs and the impact of synergies in Florida as a result of the NMGC integration more than offset higher costs to operate the system and reliably serve customers. Depreciation expense is expected to be higher due to normal additions to facilities to serve customers.

Peoples Gas expects to continue to earn in the upper half of its allowed ROE range of 9.75% to 11.75% from customer growth trends in line with those experienced in 2014, and continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas. Operations and maintenance expense and depreciation trends are expected to be similar to Tampa Electric.

NMGC expects 2015 customer growth of more than 0.5%, volume growth at about the same level, and lower operations and maintenance expense from integration synergies. NMGC will credit $2.0 million to customer bills in the first 12 months post-closing and $4.0 million in each subsequent 12-month period until new base rates are established. NMGC is expected to be accretive to TECO Energy’s earnings per share in 2015.

The forecasts for all utilities assume normal weather in 2015.

Other (net) cost is expected to increase in 2015. While the benefit of refinancing the $191 million of 6.75% notes due in the spring of 2015 is expected to offset the impact of no longer allocating interest expense to TECO Coal, non-utility interest cost in 2015 will reflect a full year of interest on debt at NMGI.

Discontinued operations will include the operating results for TECO Coal through the closing of the sale as well as reflect the accounting for the completion of the pending sale. TECO Coal expects to record operating losses during this period due to continued weak coal market conditions. The current market conditions may impact the ultimate timing and terms of the closing of the sale.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

(millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2014	2013	2014	2013
GAAP net income attributable to TECO Energy	$10.8	$42.0	$130.4	$197.7
Discontinued operations	(16.6)	6.6	(76.0)	9.0

Net income from continuing operations	27.4	35.4	206.4	188.7

Add costs associated with the acquisition of NMGC	3.0	2.3	16.6	6.2
Add consolidated deferred tax balance adjustments (net)	14.6	—	6.7	—

Total charges and gains	17.6	2.3	23.3	6.2

Non-GAAP results (1)	$45.0	$37.7	$229.7	$194.9

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its quarterly results and 2015 guidance at 10:00 a.m. Eastern time today. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 513,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; the ability to successfully implement the integration

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plans for NMGC and generate the financial results to make the acquisition accretive; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting customer growth and energy sales at the utility companies; economic conditions affecting the Florida and New Mexico economies; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and the ability of the purchasers of TECO Coal to obtain suitable financing, and satisfy other closing conditions for TECO Energy to successfully close the sale transaction. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the SEC.

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Summary Information

	3 Months Ended Dec. 31,		12 Months Ended Dec. 31,
(millions except per share amounts)	2014	2013	2014	2013
Revenues	$695.5	$562.2	$2,566.4	$2,355.1

Net income from continuing operations	$27.4	$35.4	$206.4	$188.7
Net income from discontinued operations attributable to TECO Energy	(16.6)	6.6	(76.0)	9.0

Net income attributable to TECO Energy	$10.8	$42.0	$130.4	$197.7

Earnings per share from continuing operations- basic	$0.11	$0.17	$0.92	$0.88
Earnings per share from discontinued operations attributable to TECO Energy – basic	(0.07)	0.03	(0.34)	0.04

Total earnings per share attributable to TECO Energy – basic	$0.04	$0.20	$0.58	$0.92

Total earnings per share – diluted	$0.04	$0.20	$0.58	$0.92
Average common shares outstanding – basic	232.5	215.2	223.1	215.0
Average common shares outstanding – diluted	233.1	215.7	223.7	215.5

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

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DECEMBER 2014

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions except share data)	2014	2013	2014	2013

Revenues
Regulated electric and gas	$692.9	$559.8	$2,557.3	$2,342.5
Unregulated	2.6	2.4	9.1	12.6

Total revenues	695.5	562.2	2,566.4	2,355.1

Expenses
Regulated operations & maintenance
Fuel	168.5	162.9	692.3	680.2
Purchased power	12.3	13.9	71.4	64.7
Cost of natural gas sold	99.2	25.3	209.7	142.2
Other	162.5	147.0	547.8	524.4
Operations & maintenance other expense	6.9	4.3	29.5	12.5
Depreciation and amortization	85.3	69.0	315.3	291.8
Taxes, other than income	48.7	44.8	195.0	184.7

Total expenses	583.4	467.2	2,061.0	1,900.5

Income from operations	112.1	95.0	505.4	454.6

Other income (expense)
Allowance for other funds used during construction	3.2	2.0	10.5	6.3
Other income	0.9	(0.6)	0.5	1.8

Total other income	4.1	1.4	11.0	8.1

Interest charges
Interest expense	49.6	40.9	176.4	165.0
Allowance for borrowed funds used during construction	(1.7)	(1.1)	(5.3)	(3.6)

Total interest charges	47.9	39.8	171.1	161.4

Income before provision for income taxes	68.3	56.6	345.3	301.3
Provision for income taxes	40.9	21.2	138.9	112.6

Income from continuing operations	27.4	35.4	206.4	188.7
Discontinued operations
Income (loss) from discontinued operations	(27.8)	5.2	(125.4)	5.2
Provision for income taxes	(11.2)	(1.4)	(49.4)	(3.8)

Income (loss) from discontinued operations, net	(16.6)	6.6	(76.0)	9.0

Net income	$10.8	$42.0	$130.4	$197.7

Average common shares outstanding - basic (millions)	232.5	215.2	223.1	215.0
Average common shares outstanding - diluted (millions)	233.1	215.7	223.7	215.5

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.11	$0.17	$0.92	$0.88
Earnings per share from continuing operations — diluted	$0.11	$0.17	$0.92	$0.88

Earnings per share from discontinued operations — basic	($0.07)	$0.03	($0.34)	$0.04
Earnings per share from discontinued operations — diluted	($0.07)	$0.03	($0.34)	$0.04

Earnings per share attributable to TECO Energy — basic	$0.04	$0.20	$0.58	$0.92
Earnings per share attributable to TECO Energy — diluted	$0.04	$0.20	$0.58	$0.92

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Dec. 31, 2014	Dec. 31, 2013

Assets
Current assets
Cash and cash equivalents	$25.4	$185.2
Receivables	299.8	287.2
Inventories at average cost
Fuel	96.4	118.7
Materials and supplies	75.4	85.9
Derivative assets	0.0	9.7
Deferred income taxes	72.8	100.3
Prepayments and other current assets	22.6	36.4
Regulatory assets	53.6	34.3
Assets held for sale	109.6	0.0

Total current assets	755.6	857.7

Property, plant and equipment
Utility plant in service
Electric	7,094.8	6,934.0
Gas	1,984.6	1,308.3
Construction work in progress	640.0	386.7
Other property	14.5	448.3

Property plant and equipment at original cost	9,733.9	9,077.3
Accumulated depreciation	(2,645.7)	(2,907.2)

Total property, plant and equipment, net	7,088.2	6,170.1

Other assets
Regulatory assets	348.5	293.1
Goodwill	408.3	0.0
Derivative assets	0.0	0.3
Deferred charges and other assets	65.8	126.8
Assets held for sale	59.8	0.0

Total other assets	882.4	420.2

Total assets	$8,726.2	$7,448.0

Liabilities and capital
Current liabilities
Long-term debt due within one year	$274.5	$83.3
Notes payable	139.0	84.0
Accounts payable	288.6	261.7
Other current liabilities	16.8	19.5
Customer deposits	176.2	164.5
Derivative liabilities	36.6	0.1
Interest accrued	39.9	31.9
Taxes accrued	29.9	34.6
Regulatory liabilities	57.0	85.8
Liabilities associated with assets held for sale	39.4	0.0

Total current liabilities	1,097.9	765.4

Other liabilities
Deferred income taxes	519.2	444.0
Investment tax credits	9.0	9.4
Regulatory liabilities	729.0	631.4
Derivative liabilities	6.1	0.2
Deferred credits and other liabilities	370.9	426.1
Liabilities associated with assets held for sale	65.4	0.0
Long-term debt, less amount due within one year	3,354.0	2,837.8

Total other liabilities	5,053.6	4,348.9

Total liabilities	6,151.5	5,114.3
Capital
Common equity	234.9	217.3
Additional paid in capital	1,875.9	1,581.3
Retained earnings	479.6	548.3
Accumulated other comprehensive (loss)	(15.7)	(13.2)

Total capital	2,574.7	2,333.7

Total liabilities and capital	$8,726.2	$7,448.0

Book Value Per Share	$10.96	$10.74

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions)	2014	2013	2014	2013

Cash flows from operating activities
Net income	$10.8	$42.0	$130.4	$197.7

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	86.2	78.2	341.9	329.5
Deferred income taxes & Investment tax credits	31.0	21.3	89.4	110.1
Allowance for other funds used during construction	(3.2)	(2.0)	(10.5)	(6.3)
Non-cash stock compensation	2.5	3.3	12.7	13.5
Gain on sales of business / assets, pretax	0.0	(1.3)	(0.2)	(1.6)
Deferred recovery clause	(9.7)	(2.4)	(15.2)	(6.2)
Asset impairment, pretax	17.5	0.0	115.9	0.0
Receivables, less allowance for uncollectibles	(10.7)	59.9	(36.6)	(4.5)
Inventories	22.4	(2.0)	12.8	1.1
Prepayments and other current assets	8.3	2.0	2.8	(2.2)
Taxes accrued	(47.5)	(42.6)	1.1	1.4
Interest accrued	(20.5)	(23.5)	7.3	(1.3)
Accounts payable	52.8	25.3	23.4	35.9
Other	18.7	(5.7)	(10.4)	(8.5)

	158.6	152.5	664.8	658.6

Cash flows from investing activities
Capital expenditures	(222.5)	(161.5)	(714.3)	(532.4)
Allowance for other funds used during construction	3.2	2.0	10.5	6.3
Purchase of a business, net of cash acquired	1.0	0.0	(751.5)	0.0
Net proceeds from sale of business / assets	(0.1)	3.9	0.2	4.3
Other investments	(7.9)	0.0	(7.9)	0.0

	(226.3)	(155.6)	(1,463.0)	(521.8)

Cash flows from financing activities
Dividends paid	(51.7)	(47.8)	(199.2)	(191.2)
Proceeds from sale of common stock	5.7	(0.7)	302.3	6.7
Proceeds from long-term debt	(0.6)	0.0	563.6	0.0
Repayment of long-term debt / Purchase in lieu of redemption	0.0	0.0	(83.3)	(51.6)
Net increase in short-term debt	67.0	84.0	55.0	84.0

	20.4	35.5	638.4	(152.1)

Net increase (decrease) in cash and cash equivalents	(47.3)	32.4	(159.8)	(15.3)
Cash and cash equivalents at beginning of period	72.7	152.8	185.2	200.5

Cash and cash equivalents at end of period	$25.4	$185.2	$25.4	$185.2

Supplemental disclosure of non-cash activities
Debt assumed in NMGI acquisition	$0.0	$0.0	$200.0	$0.0
Capital expenditures accrued - excluded above	$3.1	$5.3	$13.3	$4.7

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	NMGC (4)	Other (5)	Eliminations (5)	TECO Energy
Three months ended Dec. 31,
2014	Revenues - outsiders	$473.0	$98.5	$—	$121.3	$2.7	$—	$695.5
	Sales to affiliates	0.3	0.5	—	—	10.2	(11.0)	—

	Total revenues	473.3	99.0	—	121.3	12.9	(11.0)	695.5
	Depreciation and amortization	63.0	13.7	—	8.2	0.4	—	85.3
	Total interest charges (2)	23.7	3.5	—	3.1	17.8	(0.2)	47.9
	Allocated interest expense (2)	—	—	—	0.0	0.4	(0.4)	—
	Provision (Benefit) for income taxes	21.0	5.7	—	7.6	6.7	(0.1)	40.9
	Net Income from continuing operations	37.4	8.9	—	11.4	(4.4)	(25.9)	27.4
	Income (loss) from discontinued operations, net of tax (3)	—	—	(16.4)	—	(0.2)	—	(16.6)
	Net income (loss) (1)	$37.4	$8.9	$(16.4)	$11.4	$(4.6)	$(25.9)	$10.8

2013	Revenues - outsiders	$473.0	$86.4	$—	$—	$2.8	$—	$562.2
	Sales to affiliates	0.2	—	—	—	0.1	(0.3)	—

	Total revenues	473.2	86.4	—	—	2.9	(0.3)	562.2
	Depreciation and amortization	56.8	11.9	—	—	0.3	—	69.0
	Total interest charges (2)	22.3	3.4	—	—	16.0	(1.9)	39.8
	Allocated interest expense (2)	—	—	—	—	1.9	(1.9)	—
	Provision (Benefit) for income taxes	22.9	4.8	—	—	(6.5)	—	21.2
	Income from continuing operations	39.8	7.6	—	—	41.1	(53.1)	35.4
	Income (loss) from discontinued operations, net of tax (3)	—	—	6.7	—	(0.1)	—	6.6
	Net income (loss) (1)	$39.8	$7.6	$6.7	$—	$41.0	$(53.1)	$42.0

Twelve months ended Dec. 31,
2014	Revenues - outsiders	$2,019.9	$398.5	$—	$137.5	$10.5	$—	$2,566.4
	Sales to affiliates	1.1	1.1	—	—	40.6	(42.8)	—

	Total revenues	2,021.0	399.6	—	137.5	51.1	(42.8)	2,566.4
	Depreciation and amortization	248.6	54.0	—	11.0	1.7	—	315.3
	Total interest charges (2)	92.8	13.8	—	4.2	66.1	(5.8)	171.1
	Allocated interest expense (2)	—	—	—	—	1.4	(1.4)	—
	Provision (Benefit) for income taxes	133.2	22.7	—	7.1	(24.1)	—	138.9
	Income from continuing operations	224.5	35.8	—	10.5	17.8	(82.2)	206.4
	Income (loss) from discontinued operations, net of tax (3)	—	—	(82.0)	—	6.0	—	(76.0)
	Net income (loss) (1)	$224.5	$35.8	$(82.0)	$10.5	$23.8	$(82.2)	$130.4

2013	Revenues - outsiders	$1,949.6	$392.7	$—	$—	$12.8	$—	$2,355.1
	Sales to affiliates	0.9	0.8	—	—	0.5	(2.2)	—

	Total revenues	1,950.5	393.5	—	—	13.3	(2.2)	2,355.1
	Depreciation and amortization	238.8	51.5	—	—	1.5	—	291.8
	Total interest charges (2)	91.8	13.5	—	—	63.9	(7.8)	161.4
	Allocated interest expense (2)	—	—	—	—	7.8	(7.8)	—
	Provision (Benefit) for income taxes	116.9	21.9	—	—	(26.2)	—	112.6
	Income from continuing operations	190.9	34.7	—	—	177.3	(214.2)	188.7
	Income (loss) from discontinued operations, net of tax (3)	—	—	9.0	—	—	—	9.0
	Net income (loss) (1)	$190.9	$34.7	$9.0	$—	$177.3	$(214.2)	$197.7

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for 2014 and 2013. Rates were based on the average of each subsidiary’s equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.
(3)	All periods have been adjusted to reflect the reclassification of results from operations to discontinued operations for TECO Coal and TECO Guatemala, along with certain charges at Parent that directly relate to TECO Coal and TECO Guatemala.
(4)	Results for New Mexico Gas Company are reflective of results since the date of acquisition, Sep. 2, 2014.
(5)	Represents a change in presentation to segment previously combined and reported as Other & Eliminations.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Dec. 31,	2014	2013	Percent Change	2014	2013	Percent Change

Residential	$229,978	$227,533	1.1	1,964,382	2,007,976	(2.2)
Commercial	146,735	146,416	0.2	1,488,904	1,521,367	(2.1)
Industrial — Phosphate	12,636	18,229	(30.7)	153,800	228,238	(32.6)
Industrial — Other	25,877	25,355	2.1	287,088	283,856	1.1
Other sales of electricity	45,445	45,507	(0.1)	452,181	466,043	(3.0)

	460,671	463,040	(0.5)	4,346,355	4,507,480	(3.6)

Deferred and other revenues	(6,172)	(6,923)	10.8	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	3,254	2,038	59.7	87,826	51,987	68.9
Other operating revenue	15,543	15,076	3.1	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$473,296	$473,231	0.0	4,434,181	4,559,467	(2.7)

Average customers	709,873	698,826	1.6	—	—	—

Retail Net Energy For Load				4,342,208	4,469,299	(2.8)

Total Degree Days				682	777	(12.2)

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Dec. 31,	2014	2013	Percent Change	2014	2013	Percent Change

Residential	$1,007,570	$936,833	7.6	8,655,850	8,469,567	2.2
Commercial	602,093	581,205	3.6	6,142,206	6,089,719	0.9
Industrial — Phosphate	59,912	71,895	(16.7)	737,576	895,363	(17.6)
Industrial — Other	104,581	100,339	4.2	1,163,210	1,131,450	2.8
Other sales of electricity	181,897	177,385	2.5	1,826,897	1,831,563	(0.3)

	1,956,053	1,867,657	4.7	18,525,739	18,417,662	0.6

Deferred and other revenues	(7,502)	12,125	(161.9)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	12,955	8,492	52.6	259,072	222,265	16.6
Other operating revenue	59,493	62,219	(4.4)	—	—	—
SO2 Allowance Sales	1	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$2,021,000	$1,950,493	3.6	18,784,811	18,639,927	0.8

Average customers	706,161	694,735	1.6	—	—	—

Retail Net Energy For Load				19,314,740	19,177,842	0.7

Total Degree Days				4,038	4,160	(2.9)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Dec. 31,	2014	2013	Percent Change	2014	2013	Percent Change

By Customer Segment:
Residential	$37,534	$31,271	20.0	21,562	17,519	23.1
Commercial	34,311	32,165	6.7	117,226	107,823	8.7
Industrial	3,205	3,527	(9.1)	72,359	68,961	4.9
Off System Sales	8,532	5,416	57.5	20,262	13,610	48.9
Power generation	1,187	1,954	(39.3)	149,322	169,777	(12.0)
Other revenues	11,740	9,972	17.7	—	—	—

	$96,509	$84,305	14.5	380,731	377,690	0.8

By Sales Type:
System supply	$55,771	$46,328	20.4	48,795	38,434	27.0
Transportation	28,998	28,004	3.5	331,936	339,256	(2.2)
Other revenues	11,740	9,973	17.7	—	—	—

	$96,509	$84,305	14.5	380,731	377,690	0.8

Average customers	355,902	347,932	2.3	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Dec. 31,	2014	2013	Percent Change	2014	2013	Percent Change

By Customer Segment:
Residential	$144,117	$128,148	12.5	80,775	74,370	8.6
Commercial	139,075	133,439	4.2	460,510	438,150	5.1
Industrial	13,101	13,432	(2.5)	274,283	272,010	0.8
Off System Sales	39,358	56,660	(30.5)	84,026	143,068	(41.3)
Power generation	6,794	9,885	(31.3)	643,512	744,360	(13.5)
Other revenues	48,472	42,166	15.0	—	—	—

	$390,917	$383,730	1.9	1,543,106	1,671,958	(7.7)

By Sales Type:
System supply	$225,723	$226,808	(0.5)	194,225	249,482	(22.1)
Transportation	116,722	114,756	1.7	1,348,881	1,422,476	(5.2)
Other revenues	48,472	42,166	15.0	—	—	—

	$390,917	$383,730	1.9	1,543,106	1,671,958	(7.7)

Average customers	353,903	347,367	1.9	—	—	—

*	in thousands

NEW MEXICO GAS COMPANY

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Dec. 31,	2014	2013(1)	Percent Change	2014	2013(1)	Percent Change

By Customer Segment:
Residential	$88,787	$92,633	(4.2)	100,509	114,526	(12.2)
Commercial	23,743	24,250	(2.1)	33,507	37,974	(11.8)
Industrial	823	803	2.5	1,355	1,431	(5.3)
Off System Sales	—	—	—	—	—	—
On System Transportation	6,108	6,142	(0.6)	91,302	93,977	(2.8)
Off System Transportation	226	210	7.6	11,973	11,488	4.2
Other revenues	1,667	1,823	(8.6)	—	—	—

	$121,354	$125,861	(3.6)	238,646	259,396	(8.0)

By Sales Type:
System supply	$113,353	$117,686	(3.7)	135,371	153,931	(12.1)
Transportation	6,334	6,352	(0.3)	103,275	105,465	(2.1)
Other revenues	1,667	1,823	(8.6)	—	—	—

	$121,354	$125,861	(3.6)	238,646	259,396	(8.0)

Average customers	513,403	511,186	0.4

Total Degree Days				1,604	1,899	(15.5)

	Operating Revenues*			Therms*
Four Months Ended Dec. 31,	2014	2013(1)	Percent Change	2014	2013(1)	Percent Change

By Customer Segment:
Residential	$99,872	$103,655	(3.6)	108,208	122,933	(12.0)
Commercial	27,126	27,541	(1.5)	37,403	42,365	(11.7)
Industrial	936	920	1.7	1,538	1,636	(6.0)
Off System Sales	—	—	—	—	—	—
On System Transportation	7,104	7,185	(1.1)	111,622	114,202	(2.3)
Off System Transportation	312	277	12.6	16,484	15,015	9.8
Other revenues	2,197	2,372	(7.4)	—	—	—

	$137,547	$141,950	(3.1)	275,255	296,151	(7.1)

By Sales Type:
System supply	$127,934	$132,116	(3.2)	147,149	166,934	(11.9)
Transportation	7,416	7,462	(0.6)	128,106	129,217	(0.9)
Other revenues	2,197	2,372	(7.4)	—	—	—

	$137,547	$141,950	(3.1)	275,255	296,151	(7.1)

Average customers	512,615	510,289	0.5

Total Degree Days				1,621	1,937	(16.3)

(1)	Information presented for 2013 is for comparative purposes only, as this was before the date of acquisition (Sep. 2, 2014).
*	in thousands